Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

DANKY - Q2 2006 Danka Business Systems Earnings Conference Call

Event Date/Time: Nov. 03. 2005 / 10:00AM ET

Event Duration: N/A

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Nov. 03. 2005 / 10:00AM, DANKY - Q2 2006 Danka Business Systems Earnings Conference Call

CORPORATE PARTICIPANTS

Don Thurman

Danka Business Systems - CMO

Todd Mavis

Danka Business Systems - CEO

Ed Quibell

Danka Business Systems - CFO

CONFERENCE CALL PARTICIPANTS

Hector Forsythe

Evolution Securities - Analyst

Bob Evans

Craig-Hallum Capital - Analyst

Jonathan Gicky

Wachovia Securities - Analyst

Howard Vasnifski

BNY Capital Markets - Analyst

PRESENTATION

Operator

Welcome to the Danka second quarter financial results conference call. My name is Phyllis and I will be your operator. [OPERATOR INSTRUCTIONS]. I would now like to introduce your host for today’s call, Mr. Don Thurman, Chief Marketing Officer for Danka Business Systems. Please go ahead, Sir.

Don Thurman - Danka Business Systems - CMO

Thank you, Operator. And welcome to Danka’s quarterly results call for the second quarter of fiscal 2006 that ended on September 30, 2005. Discussing the results will be CEO, Todd Mavis and CFO, Ed Quibell. After their remarks, we will be happy to take your questions.

Please be aware that certain statements during this call may be characterized as forward-looking under the Private Securities Litigation Reform Act of 1995, and we hereby claim the Safe Harbor protection afforded by this Act for any such statements. Those statements involve a number of factors that could cause actual results to differ materially. Listeners are cautioned to not place undue reliance on these statements which reflect our analysis only as of the date they were made. Additional information concerning these factors is contained in the Company’s filing with the SEC. Copies are available from the SEC, from Danka’s website, Danka.com, or from Investor Relations.

All non-GAAP financial information referenced in this call is reconciled in tables contained in today’s news release or on our website. As a matter of policy, we do not generally make any specific projections as to future results, nor do we endorse any projections regarding future performance that may be made by others outside our Company. Audio replays of this call will be available for a limited time via a special dial in number and our website. Details can be found at Danka.com or in our October 28 news release announcing this call. Now here is CEO, Todd Mavis:

Todd Mavis - Danka Business Systems - CEO

Thank you, Don. I also would like to welcome everyone to the call. Before Ed reviews the quarters key financial metrics, let me briefly update you on the strategic reorganization we completed at the end of September in the United States. As you know, we have been driving our business towards a more streamlined, lower cost model with greater cost variability in order to focus on building deeper, more profitable customer relationships. This includes emphasizing high opportunity markets and geographies and it is one of the central reasons behind our actions to divest non strategic businesses in Canada and most recently in Latin America.

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Nov. 03. 2005 / 10:00AM, DANKY - Q2 2006 Danka Business Systems Earnings Conference Call

In a further step, this reorganization, which is part of our ongoing Vision 21 initiative, is designed to optimize the implementation of our Managed Print services strategy in the U.S. which is, of course, one of our targeted geographies. Before we move on, let me provide you with a little more detail on this change. Specifically, we consolidated from 14 sales and service divisions to 4 regional business units that are geographically aligned and vertically integrated to include sales, service, and the supply chain. In the process, we eliminated over 50 positions, almost all of them management positions. The reorganization will yield several important benefits.

First, it further streamlines our operational structure and will significantly reduce costs. Second, by getting us closer to the customer, we will be able to more effectively identify and replicate those relationships that have the most potential going forward. And third, by decentralizing a good deal of authority and flexibility, we will enable our frontline employees to act more rapidly and effectively to customer opportunities and changing market conditions.

In summary, the changes in our U.S. organization, now headed up by Michael Wedge, President and COO, have been well received by customers, suppliers, and employees and provide an effective framework for pursuing our key financial objectives and for advancing the business under our evolving model. As part of this change, I am pleased to report that Don Thurman has been named President of the new Southeast Regional Business Unit. Although Don will continue to provide the company with senior strategic leadership and guidance, his Investor Relations activities will be transferred to Ed Quibell. Don has been a great asset for Danka, not only in Investor Relations, but also as our CMO. I am excited about Don moving into this new position as his past experience as CEO and COO in various technology sectors will serve us well in this new roll. Now let me turn it over to Ed for a review of significant second quarter metrics and then I will have a few comments about important takeaways from the quarter.

Ed Quibell - Danka Business Systems - CFO

Thanks, Todd. Since this is my first Danka quarterly review, let me begin by saying that I’m excited by the opportunity I see here, but I do recognize we still have much to do. As part of the team, I will continue to help complete the turnaround efforts. As you know, Danka is a diverse business and I’m particularly excited about being able to use the experience that I’ve gained during my career, including my international experience.

Now to the second quarter results. Just as a reminder, the second quarter is traditionally our most challenging seasonally, related to vacation periods, particularly in Europe, and lower volume from business in certain customers like educational institutions. Please note that the numbers we reported today and that we will be discussing on this call, including those from prior periods, exclude contributions from the company’s Latin American division that we recently sold to Toshiba. The Latin American division represented $30.4 million of revenue in fiscal 2005. The results also include the impact of fluctuations in foreign currency exchange rates which were minimal in this quarter.

Let’s start with the income statement. Consolidated revenue of $266.7 million, 9% below both a year ago quarter and the previous quarter. Retail equipment and related sales declined by 6% year over year and 9% sequentially. Although we had solid performance in the quarter from most of our general line sales forces around the world as well as our worldwide production print business, we were disappointed by results from U.S. national accounts where we had a few larger transactions that were delayed this quarter and by certain European geographies, but notably our UK operation, which performed poorly.

Retail equipment sales were also negatively impacted by ongoing gaps in our U.S. product portfolio. Retail service revenue declined by 12% over last year and 7% over last quarter in large part because of a continuing decline in our heritage analog business and lower service pricing. Further, we experienced a slower than anticipated ramp up in the volume from newer printer manufacturer contracts.

Consolidated gross margins for the second quarter were 32.6%, compared to 36.2% a year ago and 33.6% last quarter. Retail equipment margins were impacted by several factors including overall market pricing pressures, an unfavorable product mix in Europe, certain product gaps and less vendor support primarily related to lower quarterly equipment sales. The decline in retail service margins was largely attributable to the effect of lower revenue on the fixed service cost base and the continuing investments required to meet our obligations to printer manufacturer and other partners.

Second quarter SG&A was $90.3 million. That compares to $102.8 million in the second quarter of fiscal year 2005 and $102.5 million last quarter, a reduction of 12.5 million and 12.2 million respectively. The SG&A decline primarily reflects the execution of our Vision 21 initiative

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Nov. 03. 2005 / 10:00AM, DANKY - Q2 2006 Danka Business Systems Earnings Conference Call

which included a 16% decrease in headcount year over year and associated employee related expenses. Significant reductions in back office expenses through process improvements and outsourcing, and measurable reductions in facility costs. These actions are moving the company away from its historic high fixed cost model and introducing more variability into our lower new cost model. SG&A was also positively impacted by a $4 million U.S. sales tax recovery in the quarter.

We posted a second quarter operating loss of $5 million which includes a $1.6 million restructuring charge related to the Vision 21 program. For comparison purposes, we had operating earnings of $5.9 million on the year ago quarter which included the favorable impact of a $2.7 million restructuring reversal and an operating loss of $10.2 million last quarter which included a restructuring charge of $6.1 million.

Our net loss from continuing operations for the second quarter was $13.9 million, including net interest expense of $7.9 million and taxes of $1 million. That compares to a net loss of $1.8 million a year ago and a net loss of $19.1 million last quarter. As previously reported, the sale of our Latin American operations resulted in a loss on the sale of approximately $29 million largely related to a non cash currency translation loss.

Now let’s look at the balance sheet. At the end of the second quarter, the company’s net working capital improved slightly over last quarter and our overall liquidity remained constant with the prior quarter. From a working capital perspective, we were more efficient in key areas. Net accounts receivable declined by about 9.3 million or about 5% from the first quarter. More importantly, our DSOs were at 56 days. That is a decline of 8 days from last year. Not only is this an indication of the improvement we have made in our billing and collection processes, but we believe this is another indication of improving overall customer satisfaction.

Inventories decreased by more than 9.5 million or about 9% from the prior quarter and we reduced our accounts payable and accrued expenses by $18.3 million or about 6% from the prior quarter.

Free cash flow from the second quarter, including proceeds from the sale of Latin America, was a negative $4 million, compared to a negative $4.4 million in the first quarter. Also included in the second quarter number are capital expenditures of $2.8 million compared to capital expenditure of $3.6 million in the first quarter. We will continue to carefully manage our sources and uses of cash as we proceed through this turnaround. The $10 million tax payment we have discussed on past calls remains a cash obligation. We now expect to make this payment in the third quarter along with our next semiannual interest payment of about $13 million. These items, coupled with our intent to continue reducing our accounts payable balance, will result in Danka being a net user of cash in the near term. Thank you, and now let me hand the call back to Todd.

Todd Mavis - Danka Business Systems - CEO

Great. Thank you, Ed. There are a few high level observations that I want to share with you from the second quarter numbers that Ed just reviewed and then we’ll open up the call for your questions. Let me begin by discussing one of our main objectives which we track very closely. Service revenue stability. As you know, this is a critical component of Danka realizing its successful turnaround. Our strategy for accomplishing this, Managed Print Services, stresses increasing service revenue from our existing customers by creating a services led model that focuses on the entire print network. This approach also creates business development opportunities that should bring incremental service business to Danka.

Conversely, the inhibitors to our ability to stabilize service revenues include the continuing analog to digital transition, the segment mix of our installed base, increasing average selling prices on service clicks, volume decreases, particularly on legacy analog machines, and a declining fixed contracted base of service. Again, to address these market trends, we will continue to emphasize Managed Print Services which we believe uniquely positions Danka to capitalize on the convergence taking place in the marketplace which is driving many of the challenges already highlighted.

In order to evaluate how we are progressing with our strategy, we look at a number of key service related metrics. Let me share a few of them from the second quarter with you. In Q2, the digital portion of our installed base increased to 72%. Digital volume increased to 85% of our total volume. And sales of digital color systems grew by 16% over the year ago quarter. Another factor that influenced our service revenue is the amount of new business that results from relationships with printer manufacturers. As mentioned, we experienced delays in expected service revenue from some of these partnerships in part because of midcourse strategy changes that they made.

Central to our business model is the requirement to drive new equipment sales in order to produce associated future service revenues. In the second quarter, our general line field sales force continued to perform well and we also were encouraged by the performance of the production print business worldwide which, as you know, is an important growth area for us. In Europe, we had a fairly consistent performance with the noted exception of our business in the UK. We already have taken action on that front, including asking our European President, Peter Williams, to get more personally involved in turning around this business. The U.S. National Accounts group came up short of our expectation and is an area where we must improve in the second half of the year.

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Nov. 03. 2005 / 10:00AM, DANKY - Q2 2006 Danka Business Systems Earnings Conference Call

I recognize there are many moving parts in our discussion today so let me conclude my equipment revenue comments by reminding everyone that for the first half of our fiscal year, our retail equipment revenues are up by over 6%. We see this as a positive sign given where we have been and with what is taking place in the market. A second major area of emphasis, one tat we are addressing aggressively, is the continued market pressure on gross margins. Let’s begin with a discussion of equipment margins.

First, there were areas of good performance including some U.S. and European geographies and our wholesale business in Europe. But there are areas targeted for improvement. In Europe, we are in the process of rebalancing the product mix to address margin issues experienced in the second quarter and we had a leadership and compensation plan issues in the UK which we’ve already addressed. Also to protect a very large customer’s service revenue stream there, we accepted a large zero margin transaction which obviously impacted our margins.

In the U.S. there were competitive market pressures that resulted partly from new printer based technology players and their initial moves to gain share in higher segments that contributed to lower margins. And as we have discussed before, we have some product gaps that impact our margins. We have been working closely with our current manufacturing partners as well as with new potential manufacturers to help us address the overall challenges of the market and to acquire the complimentary products needed to complete our product portfolio, notably high volume business color, and light production monochrome.

We are also addressing equipment gross margins in the U.S. through adjustments to the sales compensation plans to put even greater emphasis on margins. And based on past experience, these moves should yield better results in the future. And finally, with respect to margins, we continue to focus on building deeper, more expansive customer relationships through Managed Print Services. This services led model moves the central dynamic of customer relationships away from price sensitive transactional equipment purchases.

With regard to service margins, the fundamental issue is the lower service revenues we experience. Partly as the result of seasonality, but largely as a result of the legacy analog decline on a relatively fixed cost structure. Moreover, at this point we have been making investments in anticipation of service revenues from a couple of key partnerships. The expected results have been slow to materialize and we are working to resolve this. While these are negative issues, we have not been standing still in addressing them. It is worth noting that a number of steps have already been taken under our Vision 21 initiative to improve productivity and we are starting to see those benefits as evidenced by the fact that we are now maintaining nearly the same contracted machine population today as we were a year ago. Plus a significant printer population. But we are doing this with approximately 16% fewer employees. In addition, in Europe we are rolling out in the UK, to be followed soon by Germany and France, a new service productivity tool that we believe will positively impact our service labor costs, again, helping to offset some of the pressure we have felt on service margins. We also are working to ramp up the business from other business development service initiatives which, as they materialize, will help us achieve better leverage in the service business positively impacting margins and revenues.

That leads me to my final observation about the second quarter results. Costs, including SG&A. To address what we are seeing in the marketplace, we are continuing to focus on getting the necessary costs out of our business through our Vision 21 initiative. As Ed mentioned, second quarter SG&A was lower than the year ago period. It is worth noting that we accomplished this while continuing to position ourselves to take advantage of Managed Print Service opportunities. And in fact, even though we are aggressively taking costs out, we plan to continue to invest in sales coverage in high opportunity areas. We also are redeploying salespeople where it makes the most sense and expanding the number of people selling into production print opportunities.

We also announced new outsourcing agreements in the last quarter including transferring more back office functions to MCI and HR functions to Gevity, which we expect will generate even further savings. Finally on the cost side, by integrating our fulfillment activities at a regional level, and by eliminating a layer of middle management, we expect to achieve additional savings while also creating a more effective and nimble workforce.

Before I turn it over for questions, let me conclude by saying we are clear on what needs to be done for the second half of the year. We will continue to progress our Managed Print Services strategy which emphasizes maintaining the entire print network should ultimately result in improving margins as well as improving revenues. In addition, we will remain focused on exiting non core, non strategic assets which should result in reducing management distraction and potentially generating additional cash. And finally, we will advance our decentralization efforts in order to provide a better customer experience and aggressively reduce costs. Ed and I are now ready to take your questions.

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Nov. 03. 2005 / 10:00AM, DANKY - Q2 2006 Danka Business Systems Earnings Conference Call

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS]. Your first question comes from the line of Hector Forsythe with Evolution Securities.

Hector Forsythe - Evolution Securities - Analyst

Good morning, guys. I was hoping you could first give us an update as to the progress in terms of Vision 21. I can see looking at the numbers that clearly the SG&A has gone down. But I was expecting also to see a contribution from the cost of sales line. I don’t actually see that at the moment. I know this is meant to be heavily second half weighted, but could you just kind of explain where it’s gotten to, how you see it going, and in terms of the scale of the benefits that you’re expecting over the range, whether that’s going to be — you’re going to be at the upper end of the range in terms of savings?

Todd Mavis - Danka Business Systems - CEO

Sure, we’d be glad to. I think, Hector, the best way to answer the question is let’s just get everybody from the same starting point here. You’ll recall and hopefully everybody on the call will remember that we had gone out and said that we expected to recognize somewhere between $60 to $73 million in cost reduction. And in that discussion we also talked about our expectation was that approximately 60% of that cost savings would be in the area of SG&A and the remaining 40% give or take, would be in the area of COGS. We also then took it a step further and said that in the current fiscal year, we should be able to recognize approximately 50% of that savings. And then you also may recall that we said the majority of that savings would be in the second half of this fiscal year.

So the good news is, is that the actions needed to be taken to realize this savings, for the most part have been acted upon. So we have taken the majority of those actions and as you can see in our results, we’re starting to see the benefit. And to your point and to your question, we will see, you know, a significant improvement in the second half of the year on the cost side, particularly, as you pointed out, in SG&A.

On the COGS side, there’s a couple of things we need to talk about. First, we are getting costs out on the COGS side in terms of real dollars, but we have not been as aggressive as we had originally intended. Quite candidly it’s because we had anticipated greater revenues from these business partnerships that I and Eddie referenced in our prepared remarks. So right now, as with respect to what you should expect in the second half, clearly on the COGS side, it is going to be somewhat tied to what our level of comfort is on our ability to start seeing some revenues coming out from these partnerships. And then we’ll have to make a determination at that point in time either to continue to incur those costs as we have the revenue coming in from there partnerships, or if we don’t think that that revenue is going to be there to the extent that we thought, then clearly this will be an area that we’ll focus on to further reduce costs in that area.

Hector Forsythe - Evolution Securities - Analyst

Okay, thank you very much. One thing just on working capital and then I have one other question. Working capital – very good performance on the asset side of the page. But trade payables went up. Could you just give us a quick run down on that? And then the final question is can you give us a little bit more detail about the gaps in the product line, the equipment line ups that are causing you problems and how you’re going to resolve those issues?

Ed Quibell - Danka Business Systems - CFO

Sure, Hector. On the working capital, we focus very much on improving the overall working capital. I think you saw that both receivables and inventory came down. And on the other side, the actual accounts payable and accruals came down by about that same amount. So what we did was try and utilize the extra cash we generated to pay down our payables to get them more in line. So I think if you look at the quarter over quarter, you will see that the actual accounts payable did actually reduce.

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Nov. 03. 2005 / 10:00AM, DANKY - Q2 2006 Danka Business Systems Earnings Conference Call

Todd Mavis - Danka Business Systems - CEO

Does that answer your question on the working capital side, Hector?

Hector Forsythe - Evolution Securities - Analyst

That’s fine.

Todd Mavis - Danka Business Systems - CEO

Okay. I think you asked about the product gap. I know we’ve talked about this for a couple of quarters now, you know, and our performance here has been mixed. I’m encouraged by the progress that Peter Williams has made in Europe. As you know, he went to a dual sourcing strategy, actually a multi sourcing strategy. And he’s been the benefactor of that. Here in the U.S. we thought we had a strategy, we did have a strategy, and we were acting upon that strategy, but unfortunately kind of midcourse, the partnership direction we were going to go there changed and so as a result of that, that’s had some consequences. You know, we need to be mindful of the fact that there are really just some practical considerations that need to be thought through and we need to achieve the delicate balance between media product needs that we have and long term strategic partnerships and relationships. So I would just leave you and everyone for that matter on the call with the understanding that clearly we recognize that we have got to address these product gaps. It’s impacting us not only on the revenue side but on the margin side and we remain committed to doing that and doing that sooner than later.

Hector Forsythe - Evolution Securities - Analyst

Okay, thank you very much.

Operator

Your next question comes from the line of Bob Evans with Craig-Hallum Capital.

Bob Evans - Craig-Hallum Capital - Analyst

Good morning, guys. I had the product gap question as well and most of it was answered. But can get a little bit more specific in terms of timing? Like you said, we’ve heard about this for a couple of quarters. When do we start to see some benefit or when do you start to fill the product gap holes? Can you do that this quarter? Is that a next quarter event? Just some sense of timing.

Todd Mavis - Danka Business Systems - CEO

Yeah. You know, the way that I would answer it Bob, is clearly this is something that we have to get done in the remainder of this fiscal year. So I think that gives you a timeframe that you can work with.

Bob Evans - Craig-Hallum Capital - Analyst

Okay. Then on the cost side, similarly the SG&A was much better than I thought in terms of cost take out. Was expecting more on the COGS side, but net net it looks like, if I do the math, where do you sit in terms of that range of 60 to 73 million? It would appear that you’re on the high end of that range and then you had commented on there may be some additional savings. So are there things that you can do beyond that 60 to 73 million?

Todd Mavis - Danka Business Systems - CEO

Yeah, I think that at this point in time, we’re not prepared to talk about anything beyond the range. I do believe we can say with a high degree of confidence that we are taking the actions needed to get the costs out and that perhaps we could tighten the range up for you and we would be towards the high end of the range. But I don’t think that we’re prepared to go beyond that at this point in time.

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Nov. 03. 2005 / 10:00AM, DANKY - Q2 2006 Danka Business Systems Earnings Conference Call

Bob Evans - Craig-Hallum Capital - Analyst

Okay. And you said some large, some larger deals didn’t materialize as a result in your National Account sales. Is that business still there? Do you expect that business to close next, this quarter that we’re in now? And can you give us some sense of scale in terms of how big that business was?

Todd Mavis - Danka Business Systems - CEO

Yeah, let me — just to give a little bit more context around it, I mean, we’re talking about a handful of deals and the good news is we didn’t lose those deals. So the sales are still there. I don’t want to give you the specifics in terms of the numbers other than to say that they are big enough and material enough to be bringing up on a call like this. And I really don’t want to give you a timing as to okay, are they going to happen October or this quarter, next quarter, other than just to say again, these deals were delayed. There were a handful of them and we still remain confident in our ability to progress them.

Bob Evans - Craig-Hallum Capital - Analyst

Okay, fair enough. And can you also comment about the NOL situation which you’ve commented on in the past briefly? I want to just make sure I have the right understanding, but you know, right now you can’t benefit from that because you’re not profitable. I think you said others may be able to benefit. From what I’ve been able to see out there, there’s other situations where European NOLs have been monetized. Is there anything unique about your NOL where you would not be able to monetize it as others have?

Ed Quibell - Danka Business Systems - CFO

Well, Bob, you’re talking about the NOLs in Luxembourg and as we have said in the past, we do consider these NOLs to be of no value to us operationally at this stage and that they’re correctly recorded as such. We cannot really speculate on the value to anybody else at this stage. But I will say, like any well managed company, we consistently are looking at all opportunities to drive value for our shareholders and will continue to do so, but I’m afraid I can’t go much further than that.

Bob Evans - Craig-Hallum Capital - Analyst

Okay, but can you comment on is there anything unique about your NOLs where if comparable NOLs can be monetized? My understanding is there’s nothing unique about that?

Ed Quibell - Danka Business Systems - CFO

My understanding is they’re not. The only thing is that they are generated in Luxembourg and Luxembourg has its own specific rules and regulations and you’ve got to look at it there. So you can’t really compare it directly to like a U.S. NOL, etc. It is specifically a Luxembourg one and nothing really different than that.

Bob Evans - Craig-Hallum Capital - Analyst

Okay. All right, thank you.

Operator

Your next question comes from the line of Jonathan Gicky with Wachovia Securities.

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Nov. 03. 2005 / 10:00AM, DANKY - Q2 2006 Danka Business Systems Earnings Conference Call

Jonathan Gicky - Wachovia Securities - Analyst

Thank you for the call. A couple questions for you. You have in past calls attempted to quantify the savings that you expected from Vision 21. And my first question is have you, with the first part of Vision 21 rolled out, have you looked to see whether your expectations for this are being met?

Todd Mavis - Danka Business Systems - CEO

The expectations are being met. In fact, being met to the extent that I’m prepared to say that we’re going to come out on the higher end of that range that we gave. So the answer is yes.

Ed Quibell - Danka Business Systems - CFO

Jonathan, we have a very, very detailed process where we are tracking specific actions throughout the company. And like I think Todd said earlier, a lot, most of the actions are currently in place, but it takes a bit of time for us to start realizing the benefits and we should see that happening more through the second half of the year.

Jonathan Gicky - Wachovia Securities - Analyst

Right. Second question — just looking at the 6 month statements of operations, and you say in your text that this, I believe, excludes Latin America.

Todd Mavis - Danka Business Systems - CEO

Correct.

Jonathan Gicky - Wachovia Securities - Analyst

Does it also exclude Canada?

Ed Quibell - Danka Business Systems - CFO

Yes, Canada was taken out the previous quarter. So these numbers basically exclude both of them and that’s in the actuals and all the comparable numbers as well.

Jonathan Gicky - Wachovia Securities - Analyst

Okay, and that also flows through to the cash flow statement, too?

Ed Quibell - Danka Business Systems - CFO

Yes, everything.

Jonathan Gicky - Wachovia Securities - Analyst

Great. Thanks very much.

Operator

Your next question comes from the line of Howard Vasnifski with BNY Capital Markets.

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Nov. 03. 2005 / 10:00AM, DANKY - Q2 2006 Danka Business Systems Earnings Conference Call

Howard Vasnifski - BNY Capital Markets - Analyst

Yes, hello. Quick question regarding you had mentioned that there was in your SG&A a $4 million U.S. sales tax recovery?

Todd Mavis - Danka Business Systems - CEO

Yeah.

Howard Vasnifski - BNY Capital Markets - Analyst

So that went to reduce your SG&A?

Todd Mavis - Danka Business Systems - CEO

Correct.

Howard Vasnifski - BNY Capital Markets - Analyst

And so that would be a one time impact, correct?

Ed Quibell - Danka Business Systems - CFO

Yeah, let me go into that a little bit, Howard. As we continue with our Vision 21 initiative, we continue improving our back office processes obtaining more and better information to kind of run our business. And the possibility of recovering certain sales and use tax payments that were made in the past was identified as a resultant opportunity. This recovery relates to payments that we made in prior periods, basically items that were written off and credited. So we will continue to look for other opportunities, but also remember that we are identifying both positive and negative items as we go through this process. If you recall we had a few negative items last quarter but we will always, if they are specific items, quantify them. We will continue to be looking for these type of items as we go forward but I’m confident that as we improve our processes, we’re going to see less and less of these type of items and that will be both on the positive and the negative side.

Howard Vasnifski - BNY Capital Markets - Analyst

Okay. One other question. Regarding, you gave some metrics about your digital installed and digital volume. Can you give us a frame of reference what were they as of the first quarter so we can see how much progress you’re making?

Todd Mavis - Danka Business Systems - CEO

Yeah, I can’t — I don’t know them off the top of my head, other than, Howard, to say that I think that each quarter we have been improving by about 3 to 4% each quarter. I mean, Don, do you know?

Don Thurman - Danka Business Systems - CMO

That’s right. And the digital volume was about 80% last quarter.

Todd Mavis - Danka Business Systems - CEO

Okay. So let me just — so we’ve gone from 80 to 85% approximately on our volume, our digital volume. And then we’ve gone from about 65, 66 up to 72. So maybe a little bit acceleration there in the MIF conversion.

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FINAL TRANSCRIPT

Nov. 03. 2005 / 10:00AM, DANKY - Q2 2006 Danka Business Systems Earnings Conference Call

Howard Vasnifski - BNY Capital Markets - Analyst

And so do you anticipate those numbers to continue progressing at that kind of level for the next quarter, next two quarters?

Todd Mavis - Danka Business Systems - CEO

The way I prefer to answer it, instead of giving you a rate, what I would prefer to do is just say directionally we will continue to believe that directionally we will continue to see our installed base continued as a percentage become more and more digital as well as our volume. But I don’t want to give you a rate per se because again, it’s historically been 3, 4%, a little higher this quarter. That’s not to suggest it’s going to be even higher next quarter.

Howard Vasnifski - BNY Capital Markets - Analyst

Okay, and then one last question. You did mention something about potential asset sales or, I’m not sure how you put it, but are those asset sales going to reduce debt or are you just going to continue to build your cash balance?

Ed Quibell - Danka Business Systems - CFO

You know, as we move forward, we’ll have to look at it as we go. At the moment, we’re utilizing any kind of those to assist us in our overall working capital requirements and we’ll probably be doing that in the near term. This naturally depends on the size of these operations. So we’ll just look at it as we go forward.

Howard Vasnifski - BNY Capital Markets - Analyst

Okay, oh, one last question. Have you targeted a year end cash balance?

Ed Quibell - Danka Business Systems - CFO

You know, at this stage I’m focused a lot more on the kind of networking capital of the company so that there will be movements between receivables and inventory and cash. And A/R and I think that’s where our focus has to remain, looking at our overall liquidity, looking at our liquidity ratios as opposed to just purely a cash balance.

Howard Vasnifski - BNY Capital Markets - Analyst

Okay, thank you very much

Todd Mavis - Danka Business Systems - CEO

Great. Well, Operator, I believe that is our last call and so with that, I thank everybody for their time and attention and interest. We’ll talk to you in 90 days.

Operator

This concludes today’s conference. You may now disconnect.

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FINAL TRANSCRIPT

Nov. 03. 2005 / 10:00AM, DANKY - Q2 2006 Danka Business Systems Earnings Conference Call

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